Exhibit 99.1

Press Release Source: WaferGen Biosystems, Inc.

WaferGen Announces Signing of Private Financing

FREMONT, Calif., April 14 /PRNewswire-FirstCall/ -- WaferGen Biosystems, Inc. (OTC Bulletin Board: WGBS - News), a leading developer of state-of-the-art genetic analysis systems, today announced that it has signed a definitive agreement to sell redeemable convertible preferred shares in the company's wholly owned Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd., in a private financing placement with total gross proceeds of $1.5 million. Strategic investors participating in the financing, which the company expects will close this month, include Prima Mahawangsa Sdn Bhd, a wholly owned subsidiary of CAV Private Equity Management Sdn Bhd (a member of the CIMB Group), and Expedient Equity Ventures Sdn Bhd. Proceeds from this financing are expected to be used to manufacture and commercialize WaferGen's SmartChip(TM) Real-Time PCR System.

Under the terms of the agreement, WaferGen has agreed to sell 666,666 redeemable convertible preferred Series B shares in the subsidiary for gross proceeds of $1,500,000. Each share of convertible preferred stock is exchangeable, at the election of the holder and subject to the terms of the financing documents, into one share of WaferGen common stock, at an effective exchange price of $2.25 per share. This financing is subject to certain closing conditions and there can be no assurance that the closing of the financing will occur in a timely manner, if at all.

"We are pleased to announce the raising of additional capital to support our ongoing development and commercialization of the SmartChip Real-Time PCR System. We believe that the fact that we were able to sign definitive financing documents during such a difficult and uncertain economic time provides strong validation for the SmartChip platform and demonstrates the faith that investors have in this revolutionary product," stated Alnoor Shivji, WaferGen's chairman and chief executive officer. "We are happy to welcome Prima Mahawangsa and Expedient Equity Ventures as new investors in WaferGen and are pleased to have the support of these experienced investors as we continue to advance the development of the SmartChip platform toward commercialization."

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of securities referenced herein, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About WaferGen

WaferGen Biosystems, Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for genetic analysis for the life science and pharmaceutical industries. The company is actively developing its SmartChip(TM) product for the gene expression and genotyping markets. SmartChip is being developed as the first whole genome, high throughput gene expression real-time PCR platform. This innovative system, combined with next-generation chemistry and optimized assays being developed by WaferGen, promises to deliver significant speed and cost advantages to researchers in the gene expression and genotyping markets. Based on collaborations established with leading research institutions, WaferGen believes that the SmartChip Real-Time PCR System is positioned as the platform of choice for biomarker discovery and validation. WaferGen currently markets its SmartSlide(TM) family of products to companies and organizations involved in stem cell and cell biology research. SmartSlide represents the first fluidics integrated micro-incubators enabling cell biology and stem cell research.

Forward-Looking Statements

This press release contains certain "forward-looking statements". Such statements relate to future events or to the company's future financial performance and are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) the company may not be able to close the Malaysian financing, which is subject to a number of conditions beyond the company's control; (ii) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (iii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iv) the company's proprietary intellectual property rights may not adequately protect its products and technologies; and (v) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively. More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2008. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

    Contact:

    Vida Communication (Media)                 The Trout Group (Investors)
    On Behalf of WaferGen                           On Behalf of WaferGen
    Tim Brons                                                  Peter Rahmer
    415-675-7400                                             646-378-2973
    tbrons@vidacommunication.com         San Francisco, CA

                                                        or

                                                        Christine Yang
                                                        646-378-2929
                                                        New York, NY